Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-153247 on Form S-4 of our reports dated February 29, 2008, relating to the consolidated financial statements of General Maritime Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
October 23, 2008